Exhibit 99.1

November 11, 2021

Nortech Systems Announces Third Quarter 2021 Results

●	Revenue at $29.5 million in Fiscal Third Quarter of 2021; + 11.7% from Fiscal Third Quarter of 2020

●	Net Income $3.6 million for the Fiscal Third Quarter of 2021 including the Employee Retention Credit of $5.2 million

●	Monthly Bookings Trends Remain Strong. Solid Backlog of $79 million, an increase of $33 million or +72% vs September 2020

MINNEAPOLIS, MINNESOTA, USA – Nortech Systems Incorporated (Nasdaq: NSYS) (the “Company”), a leading provider of engineering and manufacturing solutions for complex electromedical and electromechanical products serving the medical, aerospace & defense and industrial markets, reported net sales of $29.5 million for the quarter ended September 30, 2021, an increase of 11.7% compared to $26.4 million for the third quarter of 2020. The revenue improvement was primarily due to higher production volume resulting from actions to scale the direct labor workforce and strengthen the supply chain for parts. Net income for third quarter 2021 was $3.6 million and $1.24 per diluted share compared to a net income of $2.0 million and $0.73 per diluted share for the third quarter of 2020.

In May 2021 Nortech announced that it planned to apply for the Employee Retention Credit (“ERC”) to support ongoing investment in Nortech’s frontline workforce to drive increased manufacturing output to meet our customers’ rising demand. The Company has filed an application for the ERC with the IRS and recognized $5.2 million reduction to payroll tax expense in the fiscal third quarter of 2021. The Company has not received funds as of the date of this press release.

Operating results from the third quarter of 2020 included a $3.8 million gain on the sale and leaseback transaction for its Bemidji and Mankato, Minnesota manufacturing facilities. Proceeds from the sale-leaseback in August 2020 were used to pay down bank debt.

“Nortech’s bookings continue to be strong resulting in another record backlog. Meanwhile, our operations team has been improving the supply chain to deliver high quality parts to our customers while optimizing our investment in working capital,” said Jay D. Miller, Chief Executive Officer and President. “We expect improved results in the fourth quarter and our $79 million backlog represents an encouraging vote of confidence from our customers that bodes well for growth throughout 2022. Finally, I’m very enthusiastic about the innovative new technologies Nortech has been developing that will help our customers compete better and stay on the cutting edge of new digital data opportunities in 2023 and beyond.”

The Company will hold a live conference call and webcast at 4:00 p.m. central time on Thursday, November 11, 2021 to discuss third quarter financial results. The call will be hosted by Jay Miller, Chief Executive Officer and Chris Jones, Chief Financial Officer. To access the live audio conference call, US participants may call 844-602-0380 and international participants may call 862-298-0970. Participants may also access the call via webcast at: https://www.webcaster4.com/Webcast/Page/2814/43639

Nortech, in partnership with our medical, industrial and defense customers, uses intelligence, innovation, speed and global expertise to provide manufacturing and engineering solutions. This enables our customers to be leaders in digital connectivity and data management to achieve their business goals. Nortech strives to be a premier workplace that fosters valued relationships internally and in our communities.

About Nortech Systems Incorporated Nortech Systems is a leading provider of design and manufacturing solutions for complex electromedical devices, electromechanical systems, assemblies, and components. Nortech Systems primarily serves the medical, aerospace & defense, and industrial markets. Its design services span concept development to commercial design, and include medical device, software, electrical, mechanical, and biomedical engineering. Its manufacturing and supply chain capabilities are vertically integrated around wire/cable/interconnect assemblies, printed circuit board assemblies, as well as system-level assembly, integration, and final test. Headquartered in Maple Grove, Minn., Nortech currently has seven manufacturing locations and design centers across the U.S., Latin America, and Asia. Nortech Systems is traded on the NASDAQ Stock Market under the symbol NSYS. Nortech’s website is www.nortechsys.com.

Forward-Looking Statements This press release contains forward-looking statements made pursuant to the safe harbor provision of the Private Securities Litigation Reform Act of 1995 including without limitation statements regarding future financial results, improving supply chain management, the impact of new products and innovations on our customers’ and our results, and forgiveness of our PPP loan, monthly sales booking and backlog trends, customer demand, the ability of our supply chain to supply materials on a timely basis, our ability to hire and retain sufficient direct labor to produce our products, the steady improvement in production output, receiving Employee Retention Credit funds and forgiveness of our PPP loan. While this release is based on management’s best judgment and current expectations, actual results may differ materially from those expressed or implied and involve a number of risks and uncertainties. Important factors that could cause actual results to differ materially from the forward-looking statements include, without limitation: (1) the impact of the COVID-19 pandemic on our customers, employees, manufacturing facilities, suppliers, the capital markets and our financial condition (2) supply chain disruptions leading to parts shortages for critical components; (3) volatility in market conditions which may affect market supply of and demand for the company’s products; (4) increased competition; (5) changes in the reliability and efficiency of operating facilities or those of third parties; (6) risks related to the availability of labor; (7) commodity cost increases coupled with our inability to raise prices charged to our customers; (8) the unanticipated loss of key members of senior management and the transition of new members of our management teams to their new roles; (9) general economic, financial and business conditions that could affect the company’s financial condition and results of operations; (10) the Company’s ability to steadily improve manufacturing output throughout the remainder of 2021 and into 2022 (11) the Company obtaining ERC funds of approximately $5 million; and (12) the Company receiving SBA approval for forgiveness of its PPP loan. Some of the above-mentioned factors are described in further detail in the section entitled “Risk Factors” in our annual and quarterly reports, as applicable. You should assume the information appearing in this document is accurate only as of the date hereof, or as otherwise specified, as our business, financial condition, results of operations and prospects may have changed since such date. Except as required by applicable law, including the securities laws of the United States and the rules and regulations of the United States Securities and Exchange Commission, we undertake no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events or otherwise, to reflect actual results or changes in factors or assumptions affecting such forward-looking statements.

Condensed Consolidated Statements of Operations

(in thousands, except for share data)

	THREE MONTHS ENDED		NINE MONTHS ENDED
	September 30,		September 30,
	Unaudited	Unaudited	Unaudited	Unaudited
	2021	2020	2021	2020

Net Sales	$29,452	$26,362	$81,706	$80,263

Cost of Goods Sold	21,411	24,400	68,519	72,336

Gross Profit	8,041	1,962	13,187	7,926
	27.3%	7.4%	16.1%	9.9%

Operating Expenses
Selling Expenses	449	594	1,741	1,945
General and Administrative Expenses	2,046	2,480	7,247	6,654
R&D Expenses	141	-	348	-
Restructuring Expenses	23	-	319	-
Loss on Abandonment of Intangible Asset	560	-	560	-
Gain on Sale of Assets	(93)	(3,821)	(176)	(3,821)
Total Operating Expenses	3,125	(747)	10,039	4,778

Income from Operations	4,916	2,709	3,148	3,148

Interest Expense	(112)	(126)	(314)	(526)

Income Before Income Taxes	4,804	2,583	2,834	2,623

Income Tax Expense	1,247	612	646	638

Net Income	$3,557	$1,971	$2,188	$1,985

Income Per Common Share - Basic	$1.33	$0.74	$0.82	$0.75

Weighted Average Number of Common Shares Outstanding - Basic	2,665,682	2,657,530	2,662,066	2,657,530

Income Per Common Share - Diluted	$1.24	$0.73	$0.78	$0.74

Weighted Average Number of Common Shares Outstanding - Diluted	2,880,073	2,703,029	2,806,958	2,670,984

Condensed Consolidated Balance Sheets

(in thousands)

	September 30, 2021	December 31, 2020
	Unaudited	Audited
Cash	$444	$352
Restricted Cash	999	3,212
Accounts Receivable	13,931	15,625
Employee Retention Credit Receivable	5,209	-
Inventories	20,643	13,917
Contract Assets	8,145	5,899
Prepaid Expenses and Other Current Assets	1,763	2,032
Property and Equipment, Net	5,803	6,426
Operating Lease Assets	9,052	8,998
Other Intangible Assets, Net	524	1,173
Total Assets	$66,513	$57,634

Accounts Payable	$14,140	$11,239
Lease Obligations, Finance & Operating, Net	11,086	11,389
All Other Liabilities	8,004	5,891
Line of Credit	6,009	3,328
Long-term Debt, Net	6,236	7,069
Shareholders’ Equity	21,036	18,718
Total Liabilities and Shareholders’ Equity	$66,513	$57,634

Condensed Consolidated Statements of Cash Flows

(in thousands)

	September 30, 2021	September 30, 2020
Cash Flows from Operating Activities	Unaudited	Unaudited
Net Income	$2,188	$1,985
Depreciation and Amortization	1,506	1,703
Compensation on Stock-Based Awards	201	111
Change in Accounts Receivable Allowance	18	158
Change in Inventory Reserves	(959)	398
Loss on Abandonment of Intangible Asset	560	-
Gain on Disposal of Assets	(176)	(3,821)
Changes in Current Operating Items
Accounts Receivable	1,686	2,429
Employee Retention Credit Receivable	(5,209)	-
Inventories	(5,755)	(567)
Contract Assets	(2,246)	325
Prepaid Expenses and Other Assets	(276)	858
Accounts Payable	2,901	(2,807)
Accrued Payroll and Commissions	1,537	(581)
All Other Operating Items	1,172	(289)
Net Cash Used in Operating Activities	(2,852)	(98)

Cash Flows from Investing Activities
Proceeds from Sale of Property and Equipment	626	6,019
Purchase of Intangible Asset	(49)	(25)
Purchase of Property and Equipment	(1,198)	(397)
Net Cash (Used In) Provided By Investing Activities	(621)	5,597

Cash Flows from Financing Activities
Net Change in Line of Credit	2,681	(7,542)
Proceeds from Notes Payable	-	6,077
Payments on Long-Term Debt	(873)	(2,567)
Payments on Capital Lease	(492)	(432)
Stock Option Exercises	36	-
Net Cash Provided by (Used in) Financing Activities	1,352	(4,464)

Net Change in Cash	(2,121)	1,035
Cash - Beginning of Period	3,564	660
Cash - Ending of Period	$1,443	$1,694

Contact Information is:

Chris Jones, CFO

cjones@nortechsys.com

952-345-2244